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www.torys.com

February 27, 2003

Potash Corporation of Saskatchewan Inc.
Suite 500
122-1st Avenue South
Saskatoon, Saskatchewan
S7K 7G3

Re:	Registration Statement of Potash Corporation of Saskatchewan Inc. on Form S-3 (No. 333-89250)

          We hereby consent to the use of our name under the captions “United States Federal Income Tax Considerations” and “Legal Matters” in the prospectus supplement relating to the Registrant’s Registration Statement on Form S-3 No. 333-89350.

          In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

TORYS LLP

By:	/s/ Gary J. Gartner

Gary J. Gartner

New York, New York
February 27, 2003